Exhibit 99.3

                                 RCN Letterhead




                                                                        , 1998

Dear Stockholder:

I am pleased to inform you that Lancit Media Entertainment, Ltd. ("Lancit")
became a wholly owned subsidiary of RCN Corporation ("RCN") on              ,
1998. On behalf of RCN's Board of Directors, I cordially welcome you as a stockholder of RCN.

Each outstanding share of Lancit Common Stock has been converted into the
right to receive, and has become exchangeable for,     shares of RCN Common
Stock. Because fractional shares will not be issued in connection with the exchange, you are entitled to receive, in lieu of any fractional share (after aggregating all RCN Common Stock to be received by you in respect of the shares of Lancit Common Stock that you own), a cash payment (without interest)
equal to such fraction multiplied by           .

Please note that, to receive your certificate for the number of whole shares of RCN Common Stock to which you are entitled, your Lancit certificates and the enclosed Letter of Transmittal must be delivered to our Exchange Agent, First Union National Bank, at the address indicated in the letter. If you choose to send these items by U.S. Mail rather than other delivery services, we recommend that you use registered mail, properly insured, with return receipt requested. If you have any questions, please call First Union National Bank at 1-800-829-8432.

Please read carefully the instructions in the Letter of Transmittal and properly complete, date and sign that letter. We ask that you surrender your Lancit certificates as soon as possible, since you will not receive your RCN certificates (or your cash payment in lieu of a fractional share) until you do so. Moreover, no dividends or other distributions can be paid to you until your Lancit certificates have been properly surrendered. In this regard, please note that unpaid dividends will not accrue interest.

Once again, we are pleased to welcome you as a stockholder of RCN.

Sincerely,


David C. McCourt
Chairman of the Board and
Chief Executive Officer

Enclosure